EXHIBIT 10.1

CREDIT AGREEMENT

dated as of July 18, 2007

by and among

SCPIE HOLDINGS INC.

SCPIE INDEMNITY COMPANY

AMERICAN HEALTHCARE INDEMNITY COMPANY

AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY

As Borrowers

and

UNION BANK OF CALIFORNIA, N.A.

as Lender

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 18, 2007, by and among SCPIE HOLDINGS INC., a Delaware corporation (“Parent”), SCPIE INDEMNITY COMPANY, a California corporation (“SCPIE Indemnity”), AMERICAN HEALTHCARE INDEMNITY COMPANY, a Delaware corporation (“American Indemnity”), and AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY, an Arkansas corporation (“American Specialty” and together with Parent, SCPIE Indemnity and American Indemnity, individually, a “Borrower,” and, collectively, “Borrowers”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and SCPIE Underwriting Limited, a limited company organized under the laws of England and Wales, are borrowers under an agreement dated June 28, 2005, entitled Amendment and Restatement Agreement Relating to a Facility Letter dated 15 November 2001 and an Insurance Letters of Credit Agreement dated 15 November 2001 (“Barclays Credit Agreement”) with Barclays Bank PLC, a bank organized under the laws of England (“Barclays”);

WHEREAS, pursuant to the Barclays Credit Agreement, Barclays has issued for the account of one or more Borrowers, those certain letters of credit described in Schedule A hereto (each an “Existing LOC,” and, collectively, “Existing LOCs”);

WHEREAS, Borrowers have requested that Lender extend credit to Borrowers pursuant to this Agreement and to issue replacement standby letters of credit to the beneficiaries of the Existing LOCs and to provide other standby letters of credit in support of Borrowers’ reinsurance programs and other obligations in the Ordinary Course of Business, all in substitution of the letter of credit facility extended by Barclays under the Barclays Credit Agreement and upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1—LETTERS OF CREDIT

1.1 Letters of Credit. Subject to the terms and conditions of this Agreement, and provided no Default or Event of Default shall occur and be continuing beyond any applicable cure period under this Agreement, upon the application of one or more Borrowers, Lender shall issue nontransferable irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrowers and for the purposes herein described, at any time and from time to time on or before the Last Issuance Date. Borrowers shall be irrevocably and unconditionally obligated, without presentment, demand, protest or other formalities of any kind, to immediately reimburse Lender for any and all amounts paid by Lender under any Letter of Credit, including, without limitations all fees, costs, expenses and reimbursements incurred or paid by Lender in connection with any Letter of Credit.

(a) The term of each Letter of Credit shall initially be one (1) year from its date of issuance and shall be automatically renewed for successive one (1) year periods or until the Business Day immediately preceding the Maturity Date, whichever first occurs.

(b) Each Borrower applying for a Letter of Credit hereunder shall give Lender at least five (5) Business Days’ prior written notice specifying the date on which a Letter of Credit is to be issued and identifying the beneficiary thereof. The aforementioned notice shall be accompanied by a copy of the requested Letter of Credit to be issued, which must be in a form reasonably acceptable to Lender, and by such Borrower’s application for the Letter of Credit in Lender’s standard form and setting forth the specific terms and conditions of such Letter of Credit in form and content reasonably acceptable to Lender.

(c) [Reserved]

(d) All Letters of Credit must be issued to and for the benefit of Persons (other than a Borrower or any Affiliate of a Borrower) in support of a Borrower’s obligations in the Ordinary Course of Business.

(e) Lender shall have no obligation to issue any Letter of Credit which would cause the Total Letter of Credit Liability immediately after the issuance of such Letter of Credit to exceed the Maximum Letter of Credit Liability.

(f) If the Total Letter of Credit Liability at any time exceeds the Maximum Letter of Credit Liability (the amount of such excess is herein referred to as the “Excess Liability”), then upon ten (10) days’ written notice from Lender to the Borrower for whose account the Letter of Credit has been issued and which Letter of Credit has caused the Excess Liability, Parent or such Borrower shall either (i) deposit to its Treasury Fund Money Market Account additional cash Collateral in an amount not less than such Excess Liability, or (ii) deliver and deposit to its Treasury Securities Account additional Pledged Securities having a Net Current Value of not less than such Excess Liability, or (iii) deposit to its Treasury Fund Money Market Account and Treasury Securities Account any combination of cash Collateral and additional Pledged Securities having a total Current Value and Net Current Value, as applicable, of not less than the full amount of such Excess Liability. The failure to deposit and deliver such cash Collateral or additional Pledged Securities in full on or prior to the expiration of said ten (10) day period shall be an immediate Event of Default.

1.2 Letter of Credit Fees. The Borrower for whose account a Letter of Credit has been issued or Parent shall pay to Lender fees for each such Letter of Credit (each, a “Letter of Credit Fee”), in advance, for the period from and including the Issuance Date to and excluding the date of expiration or termination, computed at the rate of 0.60% per annum on the face amount of the Letter of Credit, plus the standard issuance fees then customarily charged by Lender (Schedule 1.2 contains a current schedule of such fees); provided, however, at Lender’s option, while an Event of Default exists each such Letter of Credit Fee shall be increased by an additional two percentage points (2.0%). The Letter of Credit Fee for each Letter of Credit shall be due and payable quarterly, in advance, due on the Issuance Date and on the first day of each three-month period during the term of such Letter of Credit.

All computations of fees and interest payable under this Agreement shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.

1.3 Payments by Borrowers.

(a) All payments to be made by Borrowers, including all reimbursement obligations, Letter of Credit Fees, and other amounts required hereunder and in any application for a Letter of Credit shall be made in lawful money of the United States of America, without set-off, recoupment or counterclaim, shall, except as otherwise expressly provided herein, be made to Lender at Lender’s Payment Office hereto and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Pacific time) on the date specified for payment.

(b) If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(c) If any required payment is not made within ten (10) days after the same becomes due and payable, Lender, in addition to its other remedies, may collect, and the Borrower that has failed to make a required payment or Parent shall pay on demand, a late charge equal to five percent (5%) of the amount overdue. The right to receive and collect a late payment charge is in addition to all other rights and remedies of Lender upon non-performance by Borrowers of the Obligations.

1.4 Net Payments. Any and all payments by Borrowers to Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by Lender’s net income or net capital (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). In addition, Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”). Borrowers shall indemnify and hold Lender harmless for the full amount of Taxes or Other Taxes paid by Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

1.5 Increased Costs and Reduction of Return. If Lender shall have determined that:

(a) the introduction of any Capital Adequacy Regulation;

(b) any change in any Capital Adequacy Regulation;

(c) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(d) compliance by Lender, or any corporation controlling Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender and (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy and Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of the Commitment or the Total Letter of Credit Liability, or other Obligations under this Agreement, then, within thirty (30) days of demand of Lender, Borrowers for whose accounts one or more Letters of Credit have been issued shall pay to Lender on a pro rata basis, and from time to time as specified by Lender, additional amounts sufficient to compensate Lender for such increase.

1.6 Survival. The agreements and obligations of Borrowers in Sections 1.4 and 1.5 shall survive the payment of all other Obligations.

1.7 Several Obligations. Except as otherwise expressly provided in this Agreement, the Obligations of Borrowers are and shall be several Obligations of each of them. Notwithstanding any provision to the contrary contained herein: (i) any reference to Borrower or Borrowers herein shall mean only the specific Borrower for whose account Lender has issued or will issue one or more Letters of Credit and Parent, and the Obligations of a Borrower (other than Parent) shall be limited to only those Obligations arising out of the Letters of Credit issued by Lender for such Borrower’s account.

(a) Parent is accepting joint and several liability under this Agreement and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, which Parent hereby agrees are for the mutual benefit, directly and indirectly, of Parent and each Borrower for whose account Lender has issued or will issue one or more Letters of Credit and in consideration of the undertakings of the other Borrowers under this Agreement. Parent hereby irrevocably and unconditionally accepts, not as a surety but as a co-obligor, joint and several liability with each Borrower for whose account Lender has issued or will issue one or more Letters of Credit, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section). If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event Parent will make such payment with respect to, or perform, such Obligation.

(b) The Obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse Obligations of such Borrower enforceable against such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(c) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise expressly provided in this Agreement).

(d) Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by such Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of such Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by such Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Agreement, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person shall not be discharged except by performance and then only to the extent of such performance.

(e) The Obligations of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, insolvency, reconstruction or similar proceeding with respect to any such Borrower or Lender. The joint and several liability of Parent hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or Lender.

(f) Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the financial condition of all other Borrowers and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure or other disposition with respect to Collateral for the Obligations, has destroyed Lender’s rights of subrogation and reimbursement against one or more Borrowers by operation of law or otherwise.

(h) The provisions of this Section are made for the benefit of Lender and its successors and assigns, and may be enforced by it from time to time against Parent as often as occasion therefor may arise and without requirement on the part of Lender, successor, or assign first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(i) Parent hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which Parent may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to Parent therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations.

ARTICLE 2—CONDITIONS PRECEDENT

2.1 Conditions of Initial Letters of Credit. The obligation of Lender to issue the initial Letter of Credit hereunder is subject to the condition that Lender shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to Lender and duly executed by all parties thereto:

(a) Credit Agreement and Application. This Agreement and the appropriate application for each Letter of Credit requested by a Borrower to be issued on or on a scheduled Issuance Date after the Closing Date;

(b) Secretary’s Certificates; Resolutions; Incumbency. A certificate of the Secretary or Assistant Secretary of each Borrower, certifying:

(i) the names and true signatures of the Responsible Officers and all other officers of such Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be executed and/or delivered by it hereunder; and

(ii) copies of the resolutions of the Board of such Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to be executed and/or delivered by it hereunder;

(c) Organization Documents and Good Standing. Each of the following documents:

(i) the articles or certificate of incorporation of each Borrower, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of organization of such Person as of a recent date, and, if applicable, the bylaws of each such Borrower as in effect on the Closing Date, certified by its Secretary or Assistant Secretary as of the Closing Date; and

(ii) a good standing certificate for each Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date, which date shall be within thirty (30) days prior to the Closing Date;

(d) Collateral Documents. The Collateral Documents, executed by those Borrowers which are parties thereto, in appropriate form for filing, where necessary, together with:

(i) executed original instruments and documents in form acceptable for filing to perfect the security interests of Lender for the benefit of Lender in accordance with applicable law;

(ii) written advice relating to such Lien and judgment searches as Lender shall have reasonably requested of the Borrowers, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons;

(iii) evidence that all other actions necessary or, in the reasonable opinion of Lender, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(iv) to the extent not previously paid in connection with clause (i) above, funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC financing statements; and

(v) evidence that all other actions necessary or, in the reasonable opinion of Lender, desirable to perfect and protect the Liens created by the Collateral Documents, and to enhance Lender’s ability to preserve and protect its interests in and access to the Collateral, have been taken;

(e) Legal Opinions. An opinion (or opinions) of counsel to Borrowers addressed to Lender and reasonably satisfactory in form and substance to Lender;

(f) Payment of Fees. Borrowers shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Lender as of the Closing Date to the extent invoiced on or prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and Lender;

(g) Certificate. A certificate signed by a Responsible Officer of each Borrower, dated as of the Closing Date, stating that:

(i) the representations and warranties of such Borrower contained in Article III hereof are true and correct in all material respects on and as of such date, as though made on and as of such date; and

(ii) there has occurred since December 31, 2006, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(h) Financial Statements. Copies of all of the financial statements of Borrowers referred to in Section 3.11, certified by a Responsible Officer of Parent;

(i) Due Diligence. Completion to the reasonable satisfaction of Lender of such investigations, reviews and audits with respect to Borrowers as Lender may reasonably deem appropriate;

(j) Capital Structure. The capital structure of Borrowers shall be as represented on Schedule 3.1 hereto;

(k) [Reserved]

(l) Solvency Certificate. Lender shall have received a Solvency Certificate from a Responsible Officer on behalf of each Borrower, which certifies that such Borrower is solvent on the Closing Date, after giving effect to the financing and letter of credit transaction provided for in this Agreement to be entered into as of the Closing Date, in form and substance reasonably acceptable to Lender;

(m) Other Documents. Such other approvals, opinions, documents or materials as Lender may reasonably request.

2.2 Conditions to All Letters of Credit. The obligation of Lender to issue or renew any Letter of Credit shall be subject to the satisfaction of the following conditions precedent on and as of the Issuance Date or Renewal Date of such Letter of Credit:

(a) Notice and Application for Letter of Credit. Borrowers shall have complied with the conditions of the application for and issuance or renewal, as applicable, of each Letter of Credit as provided in Section 1.1;

(b) Availability. After giving effect to any Letter of Credit, the Total Letter of Credit Liability shall not exceed the Maximum Letter of Credit Liability; and

(c) Continuation of Representations and Warranties. The representations and warranties made by Borrowers contained in Article III shall be true and correct in all material respects as determined by Lender in good faith on and as of such Issuance Date or Renewal Date, as applicable, with the same effect as if made on and as of such Issuance Date or Renewal Date, as applicable (except to the extent (i) such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; or (ii) such representations and warranties shall no longer be correct in all material respects due to changes in any Borrower’s circumstances which changes are not otherwise prohibited by this Agreement and the other Loan Documents or are otherwise consented to in writing by Lender; or (iii) any Default or Event of Default with respect to the inaccuracy or incorrectness of any representation or warranty has been waived in writing by Lender). Each application for a Letter of Credit submitted by a Borrower hereunder shall constitute a representation and warranty by such Borrower, as of the date of each such application and as of each Issuance Date or Renewal Date, as applicable, that the conditions in this Section 2.2 are then satisfied.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES

Borrowers hereby represent and warrant to Lender that, both before and after consummation of the transactions to be consummated on the Closing Date, including as of each Issuance Date and each Renewal Date, as applicable, each of the following statements is and will be true and correct as of the date of this Agreement, the Closing Date, each Issuance Date, and each Renewal Date:

3.1 Existence and Power; Capitalization.

(a) Each Borrower:

(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) has the power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is or shall become a party;

(iii) has all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is or shall become a party;

(iv) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect; and

(v) is in compliance with all Requirements of Law;

(vi) except, in each case referred to in clause (iii), clause (iv) or clause (v), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, the equity capitalization of Borrowers shall be as set forth in Schedule 3.1. As of the Closing Date, all issued and outstanding shares of the Capital Stock of each of the Subsidiaries of Parent is validly issued, fully paid and nonassessable and owned, of record and beneficially, by the respective Persons and in the respective amounts set forth in Schedule 3.1.

3.2 Authorization; No Contravention. The execution, delivery and performance by each of the Borrowers of this Agreement and by each of the Borrowers of any other Loan Documents to which such Person is a party have each been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of the Organization Documents of the Borrowers;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party, which could reasonably be expected to have a Material Adverse Effect;

(c) conflict with any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, which could reasonably be expected to have a Material Adverse Effect; or

(d) violate any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

3.3 Governmental Authorization. Except for a notice of material disposition of assets pursuant to applicable insurance law that a Borrower (other than Parent) may be required to file with the insurance regulator of its state of domicile and the National Association of Insurance Commissioners after granting to Lender a Lien in and to the Collateral, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to Lender for the benefit of Lender under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrowers of this Agreement or any other Loan Document, where the failure to obtain such approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority could reasonably be expected to have a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Borrower is a party constitute the legal, valid and binding obligations of such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) could reasonably be expected to have a Material Adverse Effect.

To the knowledge of Borrowers, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations or the grant or perfection of Lender’s Liens on the Collateral. No Borrower is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create or cause an Event of Default.

3.7 ERISA Compliance.

(a) Schedule 3.7 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans as of the date of this Agreement. Parent and each ERISA Affiliate are in compliance with all requirements of each Plan, and each Plan complies with and is operated in compliance with all applicable provisions of law in all respects, except in each case for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.7, each Qualified Plan has been determined by the IRS to qualify under the Code and each related trust has been determined by the IRS to be exempt from tax under the Code. To the knowledge of Borrowers, nothing has occurred which would cause the loss of such qualification or tax-exempt status. All required contributions have been made in accordance with the provisions of each Plan, and with respect to each Borrower or any ERISA Affiliate, there are no Unfunded Pension Liabilities or Withdrawal Liabilities. Neither any Borrower nor any ERISA Affiliate has engaged in a prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA.

(b) Except as specifically disclosed in Schedule 3.7, no ERISA Event has occurred with respect to any Plan. No liability under any Title IV Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor’s Ratings Group and the equivalent by each other nationally recognized rating agency.

(c) Except as specifically disclosed in Schedule 3.7, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with any material amount of life insurance or employee welfare plan benefits (within the meaning of section 3(l) of ERISA) following retirement or termination of employment.

(d) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code. No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

3.8 Use of Letters of Credit; Margin Regulations. The Letters of Credit are intended to be and shall be used solely for the purposes set forth in this Agreement. No Borrower is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9 Title to Properties. Borrowers have good and marketable title to or the right to use to all Property necessary or used in the Ordinary Course of Business, except for defects which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. Except as specifically disclosed in Schedule 3.10, each of Borrowers has filed all material Federal and other tax returns and reports required to be filed, and has paid all material Federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and no Notice of Lien with respect to any such taxes has been filed or recorded. To the knowledge of Borrowers, there is no proposed tax assessment against any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

3.11 Financial Condition. Except as specifically disclosed in Schedule 3.11,

(a) each of (i) the audited consolidated balance sheets of Borrowers dated December 31, 2005, and December 31, 2006, and the audited consolidated statements of income or operations, equity and cash flows for the fiscal year ended on such dates, and (ii) the unaudited interim consolidated balance sheet of Borrowers dated March 31, 2007, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three (3) months then ended:

(A) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(B) present fairly in all material respects the consolidated financial condition of Borrowers as of the dates thereof and results of operations for the periods covered thereby.

As of the Closing Date, Borrowers do not have, and will not have, any material Indebtedness or other liabilities, which are not reflected on the March 31, 2007, unaudited consolidated financial statements of Borrowers or disclosed in the Schedules to this Agreement, other than liabilities incurred in the Ordinary Course of Business since March 31, 2007 and other than Obligations to Lender incurred on the Closing Date.

(b) Since March 31, 2007, there has been no Material Adverse Effect with respect to any of the Borrowers.

(c) All projections that have been delivered to Lender in connection with its due diligence review of the transactions contemplated by this Agreement have been prepared in light of the past operations of the businesses of Borrowers and are based upon the estimates and assumptions stated therein, all of which Borrowers believe, as of the Closing Date, to be reasonable as of the time made and fair in light of conditions and facts known to Borrowers as of the Closing Date. Lender agrees that such projections as to future events are not to be viewed as facts and were reasonably based upon assumptions with respect to industry performances, general business, economic and competitive conditions and uncertainties, taxes and other matters beyond the control of Borrowers, such that there can be no assurance that such projections will be realized by Borrowers.

3.12 Environmental Matters.

(a) Except as disclosed in Schedule 3.12, the on-going operations of Borrowers comply in all respects with all Environmental Laws and other Requirements of Law, except such non-compliance which (if enforced in accordance with applicable law) could not reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 3.12, Borrowers have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and Borrowers are in compliance with all material terms and conditions of such Environmental Permits, except where any failure to obtain or noncompliance with such Environmental Permits could not reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Schedule 3.12, to the knowledge of Borrowers, neither Parent nor any of its Subsidiaries nor any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, which could reasonably be expected to have a Material Adverse Effect.

(d) Except as disclosed in Schedule 3.12, to the knowledge of Borrowers, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property of Borrowers, or arising from operations of Borrowers prior to the Closing Date, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.12, or as could not reasonably be expected to have a Material Adverse Effect, to the extent required by law, Borrowers have notified all individuals which have been their employees prior to the Closing Date, of the existence, if any, of any health hazard arising from the conditions of their employment and have met all material notification requirements under Title III of CERCLA and all other Environmental Laws and all other applicable Requirements of Law.

3.13 Collateral Documents. All representations and warranties of Borrowers or, to the knowledge of Borrowers, any other party to any Collateral Document (other than Lender) contained in the Collateral Documents are true and correct in all material respects.

3.14 Regulated Entities. None of Parent or any Subsidiary of Parent is (a) an “Investment Company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

3.15 No Burdensome Restrictions. Neither Parent nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

3.16 Solvency. Each Borrower is Solvent.

3.17 Labor Relations. There are no strikes, lockouts or other labor disputes pending against any Borrower, or, to Borrowers’ knowledge, threatened against or affecting any Borrower which could reasonably be expected to have a Material Adverse Effect, and no significant unfair labor practice complaint is pending against any Borrower, or, to the knowledge of Borrowers, threatened against any of them before any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

3.18 Subsidiaries. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.18 or those made pursuant to the investment policy of Parent and its Subsidiaries set forth in Schedule 5.2(e).

3.19 Brokers’ Fees; Transaction Fees. No Borrower has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby to be closed on or about the Closing Date.

3.20 Insurance. The Properties of Borrowers are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where Parent or such Subsidiaries operate.

3.21 Name; Executive Office; FEIN. As of the Closing Date, the correct legal name and federal employer identification number of each Borrower and each of its Subsidiaries, and the address of the chief executive office of each Borrower and principal place of business are set forth in Schedule 3.21 and except as set forth in Schedule 3.21, none of such items has changed within the past twelve (12) months.

3.22 Liens of Lender. The Liens granted to Lender for the benefit of Lender pursuant to the Loan Documents will at all times be fully perfected Liens in and to the Collateral.

3.23 Deposit and Disbursement Accounts. Schedule 3.23 lists all banks, brokerage firms and other financial institutions at which any Borrower maintains deposits and/or other accounts as of the Closing Date and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

3.24 Agreements with Affiliates. Except as set forth on Schedule 3.24 or as permitted by Section 5.3, no Affiliate of any Borrower, or any employee, officer, director or family member of an Affiliate, is directly or indirectly indebted in any material respect to any Borrower or has an interest in any contract with any Borrower other than the Employment Agreements.

3.25 Full Disclosure. The representations and warranties made by Borrowers in this Agreement and in the other Loan Documents, taken as a whole, do not contain or will not contain, as of the date made, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

ARTICLE 4—AFFIRMATIVE COVENANTS

Borrowers covenant and agree that, so long as the Commitment remains outstanding and in effect hereunder, or any Letter of Credit Liability shall remain outstanding or any other Obligations of Borrowers remain outstanding and unsatisfied, Borrowers shall comply with the following covenants:

4.1 Financial Statements. Borrowers shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP. Borrowers shall deliver to Lender in form and detail reasonably satisfactory to Lender:

(a) As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Borrowers as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm reasonably acceptable to Lender which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with all years beginning subsequent to the Closing Date. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of the Borrowers;

(b) As soon as available, but not later than sixty (60) days after the end of each fiscal quarter of Borrowers, a copy of the unaudited consolidated and consolidating balance sheets of Borrowers, and the related unaudited consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such quarter and for the portion of the fiscal year then ended, operating cash flow statement and comparative analysis reflect the prior year’s financial statements for such fiscal period, all prepared in conformity with GAAP, all certified by an appropriate Responsible Officer of Parent as being complete and correct and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrowers, subject to normal year-end adjustments and absence of footnote disclosure; and

(c) Within ten (10) Business Days of filing, a true and complete copy of each form 10-K and 10-Q filing with the SEC by or pertaining to any Borrower, and each other filing by any Borrower regarding any occurrence, matter, condition or event that reasonably could have a Material Adverse Effect or that otherwise pertains to the reinsurance business of Borrowers, whether or not such information pertains to any of the beneficiaries of Letters of Credit or to any potential claims for which Letters of Credit are issued hereunder.

4.2 Certificates; Maximum Amount Calculation; Other Information. Borrowers shall furnish to Lender:

(a) Concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 4.1(a) and 4.1(b) above, a compliance certificate of a Responsible Officer stating that, to such officer’s knowledge, each Borrower, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable Section reference) in such certificate;

(b) No later than ten (10) Business Days following the end of each calendar quarter, a borrowing base certificate in the form required by Lender and executed by a Responsible Officer setting forth: (i) the Total Letter of Credit Liability as of the last Business Day of said quarter (and, if required by Lender, for each outstanding Letter of Credit, the Issuance Date, the Letter of Credit Liability thereunder, and the named beneficiary thereunder), and (ii) the total Current Value and Net Current Value of all Pledged Securities as of the last Business Day of said quarter;

(c) Annually, concurrently with the delivery of the financial statements of Borrowers as provided in Section 4.1(a) above, or at any other time that Borrowers determine to be necessary or appropriate, revisions of and supplements to the Schedules hereto to the extent necessary to disclose any material and adverse changes in facts or circumstances after the Closing Date; provided, that, delivery or receipt of such subsequent disclosure shall not constitute a waiver by Lender or a cure of any Default or Event of Default occurring or resulting in connection with the matters disclosed;

(d) Promptly upon receipt thereof, copies of any reports submitted by the certified public accountants of Borrowers in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrowers made by such accountants, including any comment letters submitted by such accountants to management of Borrowers in connection with their services;

(e) Promptly, such additional business, financial, corporate affairs and other information as Lender may from time to time reasonably request.

4.3 Notices. Borrowers shall promptly notify Lender of any of the following, promptly (and in no event later than three (3) Business Days after any Responsible Officer obtaining actual knowledge thereof):

(a) The occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default, and any event or circumstance that would cause any of the conditions to the issuance of a Letter of Credit set forth in Section 2.2 not to be satisfied if a Letter of Credit were requested on or after the date of such event or circumstance;

(b) Any breach or nonperformance of, or any default under, any Contractual Obligation of any Borrower which could reasonably be expected to result in a Material Adverse Effect;

(c) Any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Borrower and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(d) The commencement of, or any material adverse development in, any litigation or proceeding affecting any Borrower (i) in which the amount of damages claimed under insurance or reinsurance contracts issued by a Borrower in the Ordinary Course of Business (“Ordinary Course Claims”) is at least $1,000,000, (ii) in which the amount of damages in connection with any matter other than Ordinary Course Claims is at least $100,000 in excess of applicable insurance coverage (or exceeds $100,000 and the insurer has denied coverage), (iii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iv) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e) Any of the following if the same could reasonably be expected to have a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Borrower or any member or its Controlled Group with respect to such event:

(i) an ERISA Event;

(ii) the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

(iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

(f) Any Material Adverse Effect subsequent to the date of the most recent audited financial statements of Borrowers delivered to Lender pursuant to this Agreement;

(g) Any material change in accounting policies or financial reporting practices by any Borrower; and

(h) Any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Borrower if the same could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of Parent setting forth details of the occurrence referred to therein, and stating what action the affected Borrower proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Existence, Etc. Each Borrower shall:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation or organization; and

(b) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the Ordinary Course of Business.

4.5 Maintenance of Property. Borrowers shall maintain and preserve all their Property which is used or useful in their business in good working order and condition, ordinary wear and tear excepted, and make all reasonably necessary repairs thereto and renewals and replacements thereof.

4.6 Insurance. Borrowers shall maintain with financially sound and reputable independent insurers, insurance with respect to their Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, workers’ compensation insurance, public liability and property and casualty insurance. Upon request of Lender, Borrowers shall furnish Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of Parent (and, if requested by Lender, any insurance broker of Borrowers) setting forth the nature and extent of all insurance maintained by Borrowers in accordance with this Section.

4.7 Payment of Obligations. Borrowers shall pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon any of them or any of their Property; and

(b) all lawful claims which, if unpaid, would by law become a Lien upon any of their Property;

unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the affected Borrower.

4.8 Compliance with Laws. Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except: (i) such Requirements of Law as may be contested in good faith by appropriate proceedings and as to which a bona fide dispute exists and appropriate reserves have been established on the financial statements of Borrowers and no Notice of Lien with respect to any alleged violation of such Requirement of Law has been filed or recorded; or (ii) where such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Borrowers shall maintain proper books of records and accounts, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrowers. Borrowers shall permit representatives and independent contractors of Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrowers; provided, however, when an Event of Default exists Lender may do any of the foregoing at any time during normal business hours and without advance notice.

4.10 Further Assurances.

(a) Borrowers shall ensure that all written information, exhibits and reports furnished to Lender, taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and will promptly disclose to Lender and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b) Promptly upon request by Lender, Borrowers shall take such additional actions as Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject the Collateral to the Liens created by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other document executed in connection therewith.

4.11 A.M. Best Rating. Each Borrower (other than Parent) shall maintain at all times an A.M. Best Financial Strength Rating of not lower than “B.”

ARTICLE 5—NEGATIVE COVENANTS

Borrowers hereby covenant and agree that, so long as Lender shall have any Commitment outstanding and in effect hereunder, or any Letter of Credit Liability shall remain outstanding and any Obligations of Borrowers remain outstanding and unsatisfied, they shall comply with the following covenants:

5.1 Consolidations and Mergers. No Borrower shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Subsidiary of Parent may (i) merge with Parent, provided that the Parent shall be the continuing or surviving corporation, or (ii) merge with any one or more Subsidiaries of Parent;

(b) any Subsidiary of Parent may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to any Borrower; and

(c) any Corporate Transaction with respect to which Lender has provided consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.2 Loans and Investments; Acquisitions. Borrowers shall not purchase or acquire, or make any commitment therefor, any capital stock, equity interest or any obligations or other securities of, or any interest in, any Person (other than Borrowers), or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Parent (other than Borrowers), except for:

(a) investments in Cash Equivalents;

(b) extensions of credit in the nature of accounts receivable (including, but not limited to, intercompany accounts receivable) or notes receivable arising from transactions entered into in the Ordinary Course of Business;

(c) extensions of credit or loans by any of the Subsidiaries of Parent to a Borrower;

(d) loans to members of management of Borrowers for reasonable business purposes or to permit such individuals to purchase Capital Stock of Parent and not exceeding $2,000,000 in the aggregate of all such loans outstanding at any time;

(e) other unsecured loans or investments made in the Ordinary Course of Business, including investments made pursuant to the investment policy of Parent and its Subsidiaries set forth in Schedule 5.2(e);

(f) investments in notes or equity securities issued by trade creditors which are received in exchange for accounts receivable from such creditors in the Ordinary Course of Business;

(g) equity investments in Subsidiaries existing on the Closing Date or made or created thereafter;

(h) transactions otherwise permitted by Section 5.1; and

(i) any Corporate Transaction with respect to which Lender has provided consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.3 Transactions with Affiliates. Borrowers shall not enter into any transaction with any of their respective Affiliates, except:

(a) transactions which are on terms that are not less favorable to Borrowers, as the case may be, than those that would be obtainable at the time in an arms-length transaction with any Person who is not an Affiliate;

(b) intercompany transactions among Borrowers, to the extent permitted in this Agreement; and

(c) the agreements identified on Schedule 3.24.

5.4 Affiliate Fees and Compensation. Borrowers shall not pay any management, consulting or similar fees to any of their respective Affiliates or to any officer, director or employee of any such Affiliate except pursuant to and in accordance with the Employment Agreements, Tax Sharing Agreement, Pooling Agreement and Management Agreements, each as in effect on the Closing Date or as thereafter amended or modified and consistent with the past practices of Borrowers.

5.5 Compliance with ERISA. Borrowers shall not:

(a) terminate any Plan subject to Title IV of ERISA so as to result in a Material Adverse Effect to a Borrower or any ERISA Affiliate;

(b) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material liability to any Borrowers or any ERISA Affiliate;

(c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Borrowers or any ERISA Affiliate;

(d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to Borrowers or any ERISA Affiliate; or

(e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

5.6 Change in Business. Borrowers shall not engage in any material line of business substantially different from the business described on Schedule 5.6 hereto.

5.7 Changes in Structure. Except for any Corporate Transaction with respect to which Lender has provided consent, which consent shall not be unreasonably withheld, delayed or conditioned, no Borrower shall make any material changes in its equity capital structure (including in the terms of its outstanding stock), or amend its Organization Documents in any respect materially adverse to Lender.

5.8 Accounting Changes. Borrowers shall not make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrowers.

5.9 Limitation on Dividend Restrictions. Except pursuant to this Agreement or as required by applicable law, Borrowers will not directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms restricts the ability of any Borrower or its Subsidiaries to:

(a) pay dividends or make any other distributions on such Person’s Capital Stock:

(b) pay any Indebtedness owed to Parent or any of its other Subsidiaries;

(c) make any loans or advances to Parent or any of such other Subsidiaries; or

(d) transfer any of its Property to Parent or any of such other Subsidiaries, except for encumbrances or restrictions existing under or by reason of the following:

(i) the Loan Documents;

(ii) applicable law;

(iii) customary restrictions on assignment of contractual rights and obligations of Borrowers as may be agreed pursuant to Contractual Obligations entered into in the Ordinary Course of Business;

provided, that any such encumbrance or restriction could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6—EVENTS OF DEFAULT

6.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Borrowers fail to pay, (i) when and as required to be paid any amount that is required to be paid to Lender as provided under this Agreement or any other Loan Documents or any amount due Lender pursuant to the reimbursement provisions of Section 1.1; or

(b) Representation or Warranty. Any representation or warranty by any Borrower made herein or in any Loan Document, or which is contained in any certificate, document or financial statement or other report or statement by any Borrower, or any of its Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made; or

(c) Defaults. Any Borrower fails to perform or observe any term or covenant contained in this Agreement or any Loan Document, and such Default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of such Borrower knew of such failure or (ii) the date upon which written notice thereof is given to Borrowers by Lender; or

(d) Cross-Default. Any Borrower (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or Lender on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(e) Insolvency; Voluntary Proceedings. Any Borrower (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the Ordinary Course of Business; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Borrower, or any writ, judgment, warrant of attachment execution or similar process, is issued or levied against a substantial part of the Properties of any Borrower, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or lender therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(g) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any Borrower involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(h) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against any Borrower which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Collateral. Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against any Borrower which is a party thereto or any Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest.

6.2 Remedies. If any Event of Default occurs, Lender may:

(a) declare the Commitment to be terminated, whereupon the Commitment shall forthwith be terminated;

(b) declare all outstanding reimbursement obligations hereunder and all other amounts owing or payable hereunder or under any other Loan Document, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; and

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law, including, without limitation, the right to liquidate any and all Collateral to the full extent of all Letter of Credit Liability then and thereafter outstanding and to hold and apply all proceeds thereof to secure and satisfy Borrowers’ reimbursement Obligations hereunder and under all Letters of Credit and applications therefor;

provided, however, that upon the occurrence of any event specified in Sections 6.1(e) and (f) above (in the case of clause (i) of Section 6.1(f) upon the expiration of the 60-day period mentioned therein), the obligation of Lender to issue or renew Letters of Credit and the Commitment shall automatically terminate.

6.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 7—MISCELLANEOUS

7.1 Amendment and Waiver. Any term, covenant, agreement or condition of this Agreement or the other Loan Documents may, with the written consent of Borrowers, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by the Lender.

7.2 Expenses. Borrowers agree, whether or not the transactions hereby contemplated shall be consummated, to pay or reimburse Lender for all reasonable out-of-pocket fees, costs and expenses incurred in connection with this Agreement or other Loan Documents, any due diligence investigation, and the other instruments and documents and the transactions hereby contemplated, including, without limitation, all such reasonable fees, costs and expenses incurred after the Closing Date with respect to the enforcement of any provision of any such agreement or instrument or the collection of any sums due thereunder (including, without limitation, the reasonable fees and expenses of attorneys and accountants retained by Lender for such purposes), any proposed amendments, supplements or waivers (whether or not the same shall be signed or shall become effective) under or in respect of any such agreement or instrument, any assignment or participation of the Letters of Credit, or any of them (including the costs of additional or supplemental documentation of the Loan Documents and the fees of any collateral trustee), any workout or restructuring of the Indebtedness or capital structure of any Borrower (whether or not the same shall be consummated or shall become effective) under or in respect of any such agreement or instrument and any other agreements and instruments prepared in connection therewith and the consideration of any legal questions relevant thereto, all taxes and fees incurred in connection with the filing or recording of any Loan Documents, all expenses incurred in connection with the reproduction of such agreements and instruments and all stamp and other similar taxes (together in each case with interest and penalties, if any) which may be payable in respect of the execution and delivery of such agreement or instruments, or the issuance, delivery or acquisition by Lender of any Letter of Credit or otherwise pursuant to this Agreement, and the reasonable fees and disbursements of Jeffer, Mangels, Butler & Marmaro LLP, and of any special or local counsel in connection with preparation of such agreements and instruments, the rendering of legal opinions, and the transactions hereby and thereby contemplated (including, without limitation, in connection with any such enforcement, amendment, supplement, waiver, workout, restructuring or consideration of legal questions.) The obligations of Borrowers under this Section shall survive the termination of this Agreement and of the obligations of Lender to issue Letters of Credit hereunder, the payment of any amount due hereunder, the enforcement of any provision hereof or thereof or collection of any amount due hereunder or thereunder, any such amendments or waivers and any such consideration of legal questions.

7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained herein or otherwise made in writing by or on behalf of Borrowers in connection herewith, shall (i) survive the execution and delivery of this Agreement and the other Loan Documents and the issuance, cancellation or expiration of any Letters of Credit, and (ii) be deemed to be material and to have been relied upon by Lender, regardless of any investigation made by Lender.

7.4 Successors and Assigns. All representations, warranties, covenants and agreements of Borrowers in this Agreement shall bind and inure to the benefit of the respective successors and assigns of Borrowers whether so expressed or not, except that Lender shall not be obligated to extend credit hereunder to any Person other than Borrowers. The provisions of this Agreement are intended to be for the benefit of all Persons who may from time to time be Lender hereunder, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made.

7.5 Notices. All notices and communications under this Agreement shall be in writing and shall be (a) delivered in person, or (b) mailed, postage prepaid, either by registered or certified mail, or (c) sent by reputable overnight express carrier, or (d) sent by facsimile, addressed or to the facsimile number, in each case, as follows:

if to Lender:	Union Bank of California, N.A.
1980 Saturn Street
Mail Code: 4-957-161
Monterey Park, CA 91755
Attn: Commercial Loan & Agency Services
Tel.: (323) 720-2581
Fax: (323) 720-2780

or to such other address or facsimile number as Lender may provide in a written notice to Borrowers;

and

if to Borrowers:	SCPIE Holdings Inc.
1888 Century Park East, Suite 800
Los Angeles, California 90067
Attention: Edward G. Marley
Fax: (310) 551-5947

or to such other address or facsimile number as Borrowers may provide in a written notice to Lender.

All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day timely sent for overnight delivery, (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received, or (iv) by facsimile transmission as long as such transmission and confirmation copy of such transmission is sent the same day by any of the methods described in (i), (ii) or (iii) herein.

Borrowers acknowledge and agree that any agreement of Lender to receive certain notices by telephone and facsimile is solely for the convenience and at the request of Borrowers. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrowers to give such notice and Lender shall not have any liability to Borrowers or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrowers to pay all reimbursement Obligations or to pay any other Obligations hereunder shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic or facsimile notice.

7.6 No Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.7 Indemnity. Whether or not the transactions contemplated hereby shall be consummated, Borrowers shall indemnify, defend and hold harmless Lender and each of its officers, directors, employees, counsel and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Borrowers. All amounts owing under this Section shall be paid within thirty (30) days after demand.

7.8 Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that a Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.9 Confidentiality; USA Patriot Act Notice. Lender shall maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that Borrowers, or any of their authorized representatives, furnishes to Lender (as applicable) (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by Lender of its obligations hereunder or that is or becomes available to Lender from a source other than Borrowers, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

(a) its directors, officers, trustees, partners, employees, attorneys and professional consultants (provided that the same have been advised that such information is confidential on the terms set forth in this Section);

(b) any successor to Lender (provided that such successor agrees to keep such information confidential on the terms set forth in this Section);

(c) any Person from which Lender offers or agrees to purchase any security of Borrowers; provided that such Person is not known to Lender to be a direct competitor of any Borrower or the controlling stockholder or equity holder or a general partner of a direct competitor of any Borrower, and provided further that such Person agrees to keep such information confidential on the terms set forth in this Section;

(d) any other Person to which such delivery or disclosure may be necessary (i) in compliance with any applicable law, rule, regulation or order of any Governmental Authority having jurisdiction over Lender, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which Lender is a party, or (iv) in connection with the enforcement of the rights and remedies of Lender under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing.

Lender is subject to the USA Patriot Act and hereby notifies Borrowers that pursuant to the requirements of that Act, Lender is required to obtain, verify and record information that identifies any Borrower, which information includes the name and address of any Borrower and other information that will allow Lender to identify any Borrower in accordance with that Act.

7.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

7.11 Integration and Severability; Release. This Agreement, taken together with the other Loan Documents, embodies the entire agreement and understanding among Borrowers and Lender with respect to the matters addressed herein and therein, and supersedes all prior agreements and understandings relating to the subject matter hereof and thereof. In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby for such date, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby. Execution of this Agreement by Borrowers and Lender constitutes a full, complete and irrevocable release of any and all claims which Borrowers may have at law or in equity against Lender in respect of all prior discussions and understandings, verbal or written, relating to the subject matter of this Agreement and the other Loan Documents.

7.12 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

7.13 Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

7.14 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Borrowers, Lender, and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against Lender merely because of Lender’s involvement in the preparation of such documents and agreements.

7.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Lender shall have no obligation to any Person not a party to this Agreement or other Loan Documents.

7.16 GOVERNING LAW AND JURISDICTION.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) BORROWERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, ON THE ONE HAND, AND LENDER, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS,

TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

7.17 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO. BORROWERS AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

7.18 Alternative Dispute Resolution. Any controversy or claim between Lender and Borrowers, or any of their respective agents, employees and Affiliates, including (a) those arising out of or relating to, this Agreement, (b) any negotiations, correspondence or communications relating to this Agreement, whether or not incorporated herein, or any indebtedness evidenced hereby, or (c) any alleged agreements, promises, representations or transactions in connection herewith, including any claim or controversy which arises out of or is based upon an alleged tort, shall be subject to and resolved in accordance with the covenants, terms and conditions of the Alternative Dispute Resolution Agreement between Borrowers and Lender of even date herewith, which agreement is incorporated in this Agreement as though fully set herein (except that Borrowers are deemed the Borrower thereunder) (the “Alternative Dispute Resolution Agreement”). No provision of, or the exercise of any rights under, this Section shall limit the right of Lender to exercise self help remedies such as set-off or to obtain provisional or ancillary remedies such as injunctive relief before, during or after the pendency of any mediation or arbitration. To the extent any provision of the Alternative Dispute Resolution Agreement is inconsistent with the other terms of this Agreement, the terms of the Alternative Dispute Resolution Agreement shall prevail.

ARTICLE 8—DEFINITIONS

8.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Borrower” – Preamble

“Confidential Information” – 7.8

“Event of Default” – 6.1

“Excess Liability” – 1.1(f)

“Indemnified Person” – 7.7

“Indemnified Liabilities” – 7.7

“Lender” – Preamble

“Letter of Credit” – 1.1

“Letter of Credit Fee” – 1.2

“Ordinary Course Claims” – 4.3(d)

“Other Taxes” – 1.4

“Parent” – Preamble

“Taxes” – 1.4

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by any Borrower of all or a substantial part of the assets of a Person, or of any business, division or product line of a Person, (b) the acquisition by any Borrower of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of Borrower, (c) a merger or consolidation or any other combination of such Borrower with another Person (other than a Borrower or other Person that is already a Subsidiary of a Borrower at the time) provided that such Borrower is the surviving entity, or (d) a merger or consolidation or any other combination of a Subsidiary of Borrower with another Person (other than a Person that is already a Subsidiary of Borrower at the time) provided that such Borrower or a Subsidiary of Borrower shall own in excess of fifty percent (50%) of the capital stock or equity of such Person or the surviving entity.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Lender shall not be deemed an “Affiliate” of any Borrower.

“Applicable Advance Rate” means: (a) 100%, in the case of the withdrawal value of all securities and other financial assets credited to the Treasury Fund Money Market Account, including all free cash balances and other investment property therein, (b) 100%, in the case of other Pledged Securities having a maturity of one (1) year or less, (c) 95%, in the case of other Pledged Securities having a maturity of more than one (1) year and less than or equal to five (5) years, (d) 90%, in the case of other Pledged Securities having a maturity of more than five (5) years and less than or equal to seven (7) years, and (e) 0%, in the case of all other Pledged Securities, if any.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Board” means (a) the board of directors of any corporation or a committee of said corporation having authority to exercise, when the board of directors is not in session, the powers of the board of directors (subject to any designated limitations) in the management of the business and affairs of said corporation, and (b) with respect to any Person which is not a corporation, the members or managers or general partners or other Persons having the power to direct the affairs and business of such Person.

“Business Day” means any day, other than a Saturday or Sunday, on which UBOC is open for business in Los Angeles, California.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of Lender or of any corporation controlling Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of Borrowers under any Capital Leases which would be categorized as principal indebtedness for purposes of GAAP.

“Capital Stock” means and includes (a) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, preferred or preference stock and interests in limited liability companies, (b) all equity or ownership interests in any Person of any type, and (c) all options, warrants, stock appreciation rights or other rights with equity features, and all rights to acquire, directly or indirectly, any of the foregoing.

“Cash Equivalents” means: (a) marketable obligations issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months from the date of acquisition thereof, issued by any Qualifying Bank; and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than six (6) months from the date of acquisition thereof and issued by a corporation (other than a Borrower or any of its Affiliates) organized under the laws of any State of the United States of America or the District of Columbia.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by Lender.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property in which a Lien has been granted to Lender pursuant to this Agreement or any of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreements, and all amendments, restatements, modifications or supplements thereof or thereto, executed by any Borrower to and in favor of Lender, for the benefit of Lender as secured party.

“Commitment” means the obligations of Lender to issue and renew Letters of Credit pursuant to this Agreement, having a Total Letter of Credit Liability of not more than $25,000,000.

“Contingent Obligation” means, as to any Person, any Guaranty Obligation of that Person and any direct or indirect obligation or liability, contingent or otherwise, of that Person, including in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement or payments.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means Borrowers and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrowers pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Corporate Transaction” means and includes (i) Parent’s merger, consolidation with or into, or conveyance, transfer, lease or other disposal of (whether in one transaction or in a series of transactions), of all or substantially all of it assets (whether now owned or hereafter acquired) to or in favor of any Person, (ii) a sale, transfer or other disposition of Parent’s issued and outstanding securities, whether resulting in a partial or complete change of control of Parent, or (iii) any transaction pursuant to which a Borrower, directly or indirectly, seeks to raise capital including, without limitation, Parent’s issuance of trust preferred securities or other equity securities.

“Current Value” means, in the case of Pledged Securities, the fair market value of such Pledged Securities as reasonably determined by Lender.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Employment Agreements” means those certain employment agreements, employment memoranda, change in control agreements, deferred compensation agreements, and agreements with respect to any Borrower’s or its Affiliate’s retirement plans, bonus plans, stock purchase plans, equity participation plans, stock option plans, stock appreciation rights plans, restricted stock plans, and deferred stock and dividend equivalent plans between any Borrower or its Affiliates, on the one hand, and individual current or former directors, officers or employees of such Borrower or its Affiliates, on the other hand, that are in effect as of the Closing Date including, without limitation, any guaranties by Parent with respect to any such agreements.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by any Borrower.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by a Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which any Borrower or any Subsidiary of Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which any Borrower or any member of the Controlled Group may be directly or indirectly liable.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent:

(a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor; or

(b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof;

in each case, including arrangements wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Guaranty Obligation shall be deemed equal to the stated

or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business pursuant to ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to any hedge arrangements which are due and owing and unpaid; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Issuance Date” means, in respect of a particular Letter of Credit, the date on which the Letter of Credit is issued, or is requested to be issued, by Lender to or for the account of a Borrower.

“Joint Venture” means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by any Borrower with another Person in order to conduct a common venture or enterprise with such Person.

“Last Issuance Date” means May 31, 2009.

“Lender’s Payment Office” means the address for payments set forth on the signature page for Lender to this Agreement or such other address as Lender may from time to time specify in accordance with this Agreement.

“Letter of Credit Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to Lender in connection with the Letter of Credit or to the obligee with respect to the transaction for which the Letter of Credit was issued, whether contingent or otherwise, including with respect to any Letter of Credit: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the issuing bank to the extent not reimbursed; and (c) all unpaid interest, fees and expenses.

“Lien” means any security interest, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other preferential arrangement of any kind or nature whatsoever, and any contingent or other agreement to provide any of the foregoing.

“Loan Documents” means this Agreement, the Letters of Credit, the Collateral Documents and all other agreements, instruments or documents delivered to Lender in connection with the Letters of Credit herein.

“Management Agreements” means (i) that certain Amended and Restated Management Agreement dated March 31, 2001, by and between SCPIE Management Company and SCPIE Indemnity, as may be amended or modified from time to time, (ii) that certain Amended and Restated Management Agreement dated March 31, 2001, by and between SCPIE Management Company and American Indemnity, as may be amended or modified from time to time, and (iii) that certain Amended and Restated Management Agreement dated March 31, 2001, by and between SCPIE Management Company and American Specialty, as may be amended or modified from time to time.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrowers, taken as a whole; (b) a material impairment of the ability of any Borrower to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Lender under any of the Collateral Documents affecting or relating to any material amount of Collateral; provided, however, that no Material Adverse Effect shall exist or be deemed to exist upon the occurrence of a Default specified in Section 6.1(c), which Default can be cured within the 30-day period specified in Section 6.1(c) and with respect to which Borrowers, or any of them, have commenced taking action to cure such Default.

“Maturity Date” means May 31, 2010.

“Maximum Letter of Credit Liability” means an amount equal to the lesser of (A) the maximum amount of the Commitment, or (B) the total Net Current Value of all Pledged Securities.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Current Value” means, in the case of a particular U.S. Government Obligation, the product of (a) the Current Value thereof as reasonably determined by Lender, times (b) the Applicable Advance Rate.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a lien securing obligations owing to a Governmental Authority.

“Obligations” means the Total Letter of Credit Liability and all reimbursement obligations, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lender or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Borrower or any Subsidiary of any Borrower, as applicable, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as modified pursuant to the good faith reasonable business judgment of the Board or a Responsible Officer of such Person) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any stockholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means a Qualified Plan or Multiemployer Plan.

“Pledged Securities” means and includes all securities and other financial assets credited from time to time to the Treasury Fund Money Market Account and the Treasury Securities Account.

“Pooling Agreement” means that certain Amended and Restated Inter-Company Pooling Agreement effective as of January 1, 2006, by and among SCPIE Indemnity, American Indemnity and American Specialty, as may be amended or modified from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Qualifying Bank” means Lender or any United States commercial bank which is a member of the Federal Reserve System, has a rating of BBB or better from Moody’s Investors Services, Inc., a rating of BBB or better from Standard and Poor’s Corporation, and has capital and surplus and undivided profits in excess of $500,000,000.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Renewal Date” means the date by which or as of which Lender is required or permitted, under the terms of a particular Letter of Credit and this Agreement, to notify the beneficiary thereof that the Letter of Credit will not be renewed.

“Responsible Officer” means any corporate officer of any Borrower, the chief executive officer or the president of any Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of any Borrower, or any other officer having substantially the same authority and responsibility.

“SEC” means the Securities and Exchange Commission.

“Security Agreements” means those certain Security Agreements (Investment Securities) executed and delivered to Lender by SCPIE Indemnity and American Indemnity, and any other Borrower, if applicable, to secure payment and performance of the respective Obligations of SCPIE Indemnity, American Indemnity, and any other Borrower, if applicable.

“Solvent” means: (i) as to Parent at any time, that (a) the fair value of the Property of Parent is greater than the amount of Parent’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of Parent, valued as a going concern, is not less than the amount that will be required to pay the probable liability of Parent on its debts as they become absolute and matured; (c) Parent is able to realize upon its Property and pay its debts and other liabilities as they mature in the normal course of business; (d) Parent does not intend to, and does not believe that it will, incur debts or liabilities beyond Parent’s ability to pay as such debts and liabilities mature; and (e) Parent is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Parent’s property would constitute unreasonably small capital; and (ii) as to any Borrower (other than Parent) at any time, that such Borrower has the minimum capital and surplus required by the insurance law of its state of domicile determined in accordance with statutory accounting principles applicable in such jurisdiction.

“Subsidiary” of a Person means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Notwithstanding any provision to the contrary herein contained all Borrowers (other than Parent) are Subsidiaries of Parent.

“Surety Instruments” means letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Tax Sharing Agreement” means that certain SCPIE Holdings, Inc. & Subsidiaries Consolidated Federal Income Tax Liability Allocation Agreement dated January 1, 1997, by and among Parent, SCPIE Indemnity, American Indemnity, American Specialty, SCPIE Management Company, SCPIE Insurance Services, Inc. and SCPIE Management Services, Inc., as may be amended or modified from time to time.

“Total Letter of Credit Liability” means the aggregate Letter of Credit Liability as to all Letters of Credit issued and to be issued pursuant to this Agreement.

“Treasury Fund Money Market Account” means any money market securities account maintained with Lender by a Borrower for whose account a Letter of Credit has been or will be issued, and pledged to Lender pursuant to a Security Agreement, the securities and other financial assets of which account are comprised exclusively of U.S. Treasury Notes, U.S. Treasury Bonds, and other U.S. Government Obligations reasonably acceptable to Lender, or withdrawable shares of money market mutual funds whose investment property consists exclusively of such U.S. Government Obligations, and all cash balances thereunder.

“Treasury Securities Account” means any securities account maintained with Lender by a Borrower for whose account a Letter of Credit has been or will be issued, and pledged to Lender pursuant to a Security Agreement, the securities and other financial assets of which account are comprised exclusively of U.S. Treasury Notes, U.S. Treasury Bonds, and other U.S. Government Obligations reasonably acceptable to Lender, and all cash balances thereunder.

“UCC” means the Uniform Commercial Code as adopted in the State of California as of the Closing Date, and as the same may be amended from time to time thereafter.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“U.S. Government Obligations” means marketable obligations issued or fully guaranteed or insured by the United States Government or any agency thereof.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

8.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means

“from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Amendments to Documents. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

8.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. No Accounting Changes (as hereinafter defined) shall affect the financial covenants, standards or terms contained in this Agreement; provided that Borrowers shall include a description in each Officer’s Certificate and other financial reports required to be delivered hereunder which explains the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrowers; and (b) changes in accounting principles recommended by Borrowers’ certified public accountants.

(b) References herein to “fiscal year,” “fiscal quarter” and “fiscal month” refer to such fiscal periods of Borrowers.

(c) Whenever the terms “satisfactory to Lender,” “determined by Lender,” “acceptable to Lender,” “Lender shall elect,” “Lender shall request,” “judgment of Lender,” “Lender deems desirable,” “Lender deems proper,” “Lender deems necessary,” “Lender deems appropriate” or similar terms are used in the Loan Documents with respect to Lender, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election of, determined by, acceptable to, requested by, judgment of, as deemed desirable by, as deemed proper by, as deemed necessary by, or as deemed appropriate by Lender, as applicable, in its reasonable discretion.

(d) Any statements, representations or warranties that are based upon the knowledge of Borrowers shall be deemed to have been made after a reasonably diligent inquiry by Borrowers with respect to the matter in question.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

“Borrowers”

SCPIE HOLDINGS INC.		SCPIE INDEMNITY COMPANY

By:	/s/ Donald J. Zuk	By:	/s/ Donald J. Zuk
	Donald J. Zuk		Donald J. Zuk
Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer Officer

AMERICAN HEALTHCARE INDEMNITY COMPANY		AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY

By:	/s/ Donald J. Zuk	By:	/s/ Donald J. Zuk
	Donald J. Zuk		Donald J. Zuk
Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer Officer

[Balance of page intentionally left blank; additional signature page follows.]

“Lender”

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ P. M. Roesner
Name:	P. M. Roesner
Title:	Vice President

Address for payments:

Union Bank of California

445 South Figueroa Street

G10-029

Los Angeles, California 90071